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                                                                   Exhibit 10.45






                             TENNECO AUTOMOTIVE INC.
                    SUPPLEMENTAL PENSION PLAN FOR MANAGEMENT



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                             TENNECO AUTOMOTIVE INC.
                    SUPPLEMENTAL PENSION PLAN FOR MANAGEMENT

                                     Purpose

     The Tenneco Automotive Inc. Supplemental Pension Plan for Management (the "Plan") is hereby established by Tenneco Automotive Inc. (the "Company") effective January 1, 2005. The Plan is an unfunded plan for the purpose of providing retirement benefits with respect to certain employees. The benefits provided under the Plan are only available to a "select group of management or highly compensated employees" as determined by the Compensation/Nominating/ Governance Committee of the Board of Directors of the Company (the "Committee"), and the Plan is intended to satisfy the exemption requirements of the Employee Retirement Income Security Act of 1974, as amended, for a plan limited to such a group.

                                    The Plan

1.   Effective Date.

     The Plan as set forth herein is effective as of January 1, 2005 (the "Effective Date").

2.   Eligibility.

     The employees indicated on Appendix A, attached hereto, shall be eligible to participate in the Plan as of the Effective Date. After the Effective Date, the Committee, in its discretion, shall determine which other employees are eligible to participate in the Plan, provided that such employees also satisfy the eligibility and participation requirements of the Tenneco Automotive Inc. Retirement Plan for Salaried Employees (the "Salaried Retirement Plan"). All employees that are listed on Appendix A or that are selected by the Committee under this Section 2 shall be deemed "Participants" under the Plan.

3.   Plan Benefit.

     Subject to the terms and conditions of the Plan, the retirement benefit payable under the Plan (the "Plan Benefit") to any Participant shall be an amount equal to the excess, if any, of (a) over (b) where:

     (a) is an amount equal to 4% of the Participant's Compensation (as defined below) times the Participant's Years of Service (as determined in accordance with the terms of the Salaried Retirement Plan; and

     (b) is the total amount (if any) that is payable under the Tenneco Retirement Plan (or any successor thereto), the Salaried Retirement Plan (or any successor thereto), the Tenneco Automotive Inc. Key Executive Pension Plan, the Tenneco


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          Automotive Inc. Supplemental Executive Retirement Plan and the Tenneco
          Automotive Inc. Supplemental Retirement Plan, including any special supplemental benefit payable with respect to the Participants.

          For purposes of the Plan, the term "Compensation" with respect to any Participant means the average annual base salary and bonus paid to the Participant by the Company and its affiliates for the three year period (or if less, his total period of employment with the Company and its affiliates) ending on the date on which his employment with the Company and its affiliates terminates for any reason (the "Termination Date"). Notwithstanding the foregoing provisions of this Section 3, in no event shall the amount determined under paragraph (a) next above with respect to any Participant exceed 50% of the Participant's Compensation

4.   Payment and Calculation of Plan Benefits.

     The Plan Benefit shall be payable in the form of a single lump sum payment and shall be payable as soon as practicable after the later of (a) a Participant's Termination Date or (b) the date on which he attains age 55; provided, however, that with respect to any Participant who is a "key employee" as defined by Section 409A(a)(2)(B)(i) of the Code, payment of any benefit shall be made no earlier than six months from Participant's Termination Date with the Company.

     The single lump sum payment shall be calculated using the applicable interest rate (as defined in Section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code (the "Code")) for the second calendar month preceding the first day of the calendar year during which the benefit payments are to commence and the applicable mortality table (as defined in Section 417(e)(3)(A)(ii)(I) of the Code).

5.   Surviving Spouse Death Benefits.

     If a Participant dies before the date as of which payment of his Plan Benefit is to be paid under the Plan and there is an Eligible Spouse (as defined in the Salaried Retirement Plan), a "Surviving Spouse Death Benefit" shall be paid to the Eligible Spouse; provided however, that payment of the Surviving Spouse Death Benefit shall not be made prior to the date on which the Participant would have attained age 55. The Surviving Spouse Death Benefit payable to an Eligible Spouse under the Plan shall be the actuarial equivalent of 50% of the monthly benefit amount to which the Participant would have been entitled if:

     (a) he had commenced receipt of his Plan Benefit as of the date on which he attained age 55;

     (b) his benefit was paid in the form of a Qualified Joint and Survivor Benefit (as defined in the Salaried Retirement Plan); and

     (c) his benefit was based on his Years of Service and Compensation as of the actual date of his death (or, if earlier, his Termination Date).


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The Surviving Spouse Death Benefit shall be calculated and payable in accordance with the rules set forth in Section 4 above.

6.   Termination of Participation in 2005.

     If a Participant separates from service with the Company in 2005, such Participant may elect, in a writing filed with the Committee, to terminate his/her participation in the Plan for 2005. Any amounts would be payable to the Participant and subject to immediate taxation.

7.   Unfunded Plan.

     This Plan shall be maintained as an unfunded non-qualified deferred compensation plan. All benefits under this Plan shall be payable from the general assets of the Company. No benefit hereunder shall be paid from the funds of any qualified plan maintained by the Company.

8.   No Assignment.

     No benefit under this Plan shall be assignable or alienable or subjected, by attachment or otherwise, to the claims of creditors of any person.

9.   No Guarantee of Employment.

     This Plan shall not be construed to give any Participant the right to be retained in the employment of the Company or any of its affiliates.

10.  Operation and Administration.

     The Plan shall be operated under the direction of and administered by the Committee.

     The Committee shall have the sole and complete authority and discretion to interpret the terms and provisions of the Plan and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan, and to determine facts under the Plan as it shall from time to time deem advisable.

     The Committee's decision in all matters involving the interpretation and application of this Plan shall be final and binding. The Committee shall establish a claims procedure which is consistent with the claims procedures employed under the Salaried Retirement Plan.


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11.  Governing Law.

     To the extent permitted by federal law, this Plan shall be construed, administered and enforced in accordance with the laws of the State of Illinois.

12.  Amendment and Discontinuance.

     The Company reserves the right, by action of the chief executive officer, to amend or discontinue the Plan. However, no such amendment or discontinuance shall impair or adversely affect any benefits accrued under this Plan as of the date of such action.

     IN WITNESS WHEREOF, the Company has cause this Plan to be executed on its behalf by the respective officers thereunder duly authorized, as of the Effective Date.


                                              TENNECO AUTOMOTIVE INC.


                                              /s/ RICHARD P. SCHNEIDER
                                              ------------------------

                                              By: Richard P. Schneider

                                              Its: Senior Vice President,
                                                   Global Administration



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                                   Appendix A

Participants

Mark P. Frissora
Richard P. Schneider
Mark A. McCollum
Timothy R. Donovan
Timothy E. Jackson